EXHIBIT 99


 FOR IMMEDIATE RELEASE:


         UNION PACIFIC ANNOUNCES FOURTH QUARTER RESULTS

 Dallas, Texas, January 22, 1998 -- Union Pacific Corporation today reported a net loss of $152 million, or $.62 per share, in the fourth quarter of 1997, reflecting the impact of severe congestion at its railroad subsidiary during the quarter, as well as the costs of its Service Recovery Plan. In total, the Corporation estimates that these congestion problems reduced net income by approximately $353 million, or $1.42 per share.

 Results for the quarter included a $40 million, or $.16 per share, after-tax loss on the planned sale of the company's logistics subsidiary, Skyway Freight Systems. It also included $13 million, or $.05 per share, in one-time, after-tax expenses associated with the implementation of the UP/SP merger. Net income was $229 million, or $.93 per share, in the fourth quarter of 1996.

 Union Pacific Railroad recorded an operating loss of $57 million in the fourth quarter of 1997, compared to operating income of $470 million for the same period in 1996. During the quarter, the Railroad focused intense efforts on alleviating congestion on its system and restoring normal service levels to its customers. As a result of the service difficulties and the costs associated with the recovery plan, Railroad revenues were down 11 percent in the quarter, while operating costs increased 12 percent. This led to an operating ratio of 102.5, compared with 81.6 in the fourth quarter of 1996.

 Overnite Transportation completed another strong quarter, reporting net income of $6 million, compared to a net loss of $1 million in 1996 (before goodwill of $5 million in both quarters). Continued improvement in service levels combined with a strong trucking environment to increase revenues by 14 percent. The company also continued its focus on productivity improvement during the quarter. As a result, Overnite's operating ratio decreased by 5.9 percentage points to 97.4.

 Union Pacific Corporation reported net income of $432 million, or $1.74 per share, for the full year 1997. This compares with pro forma 1996 income of $664 million, or $2.71 per share, and reported 1996 income from continuing operations of $733 million, or $3.36 per share.

 "We are extremely disappointed with our fourth quarter operating and financial performance," said Dick Davidson, chief executive officer. "We have let down our customers, our shareholders, and, not least of all, our employees. We are focused intensively on our Service Recovery Plan and have been encouraged by the improvement in our service indicators. While our earnings in the first quarter will not match last year, as we go through the year our performance should improve. As we complete the recovery and move forward with our merger implementation, all of us are working hard to regain the confidence of our customers, our shareholders, and our employees."

 Media inquires should be directed to John Bromley at Union Pacific Railroad, (402) 271-3475.

 (This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. This information is based on facts available at this time, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed above. Important facts that could cause such differences include, but are not limited to, whether Union Pacific Railroad's Service Recovery Plan achieves its goals; industry competition and regulatory developments; natural events such as severe weather, floods and earthquakes; the effects of adverse economic conditions affecting the Company's shippers; changes in fuel prices; and the ultimate outcome of shipper claims, environmental investigations or proceedings and other types of claims and litigations.)